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EXHIBIT 12.1
PACIFIC ENTERPRISES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
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                                                                                          Nine
                                                                                        months
                                                                                         ended
                                                                                  September 30,
                             1997        1998        1999        2000        2001         2002
                         --------    --------    --------    --------    --------  -----------
Fixed Charges:

Interest                     $ 91        $ 84        $ 82        $ 72        $ 88         $ 46
Interest portion of
  annual rentals               12          11           3           4           3            1
Preferred dividends
  of subsidiaries (1)          13           2           2           2           2            2
                         --------    --------    --------    --------    --------    ---------
Total Fixed Charges
  for Purpose of Ratio       $116        $ 97        $ 87        $ 78       $ 93          $ 49
                         ========    ========    ========    ========    ========    =========

Earnings:

Pretax income from
  continuing operations      $335        $274        $350        $396        $377         $296
Total Fixed Charges
  (from above)                116          97          87          78          93           49
                         --------    --------    --------    --------     -------    ---------
Total Earnings for
  Purpose of Ratio           $451        $371        $437        $474        $470         $345
                         ========    ========    ========    ========     =======   ==========
Ratio of Earnings
  to Fixed Charges           3.89        3.82        5.02        6.08        5.05         7.04
                         ========    ========    ========    ========     =======   ==========

(1)	In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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